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                                                                   EXHIBIT 10.44

                                        September 5, 2001

Burt Adelman, M.D.
210 Old Pickard Road
Concord, MA  01742


Dear Burt:

I am pleased to advise you that the Compensation and Management Resources Committee has approved your appointment as Executive Vice President, Research and Development, reporting to me. Effective September 1, 2001 your annual base salary is increased to $350,000 and your target bonus is increased to 50% of base salary under Biogen's management incentive plan. Effective August 8, 2001, the Stock and Option Plan Administration Committee has granted you an option to purchase up to 100,000 shares of Biogen's common stock, with a four year, straight-line vesting schedule. You will next be eligible for both a salary adjustment and merit stock option grant at year-end 2002.

On behalf of the Board of Directors, please accept our congratulations and best wishes for success in this important new role. I look forward to your significant leadership and contributions as we continue to build Biogen.

Best personal regards.



                                        Sincerely,



                                        /s/ James C. Mullen
                                        -------------------------------------
                                        James C. Mullen
                                        President and Chief Executive Officer

JCM:bk

cc: Personnel File